SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



--------------------------------------------
                  In the Matter of           :
                                             :
GPU, Inc.                                    :
Jersey Central Power & Light Company         :Certificate Pursuant
Metropolitan Edison Company                  :To Rule 24 of Partial
Pennsylvania Electric Company                :Completion of Transactions
                  :
                                             :
                  File No. 70-7926           :
                                             :
(Public Utility Holding Company Act of 1935) :
-------------------------------------------- :


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, and December 22, 1997, with respect to said Declaration, as follows:
          1. During the period October 1, 1998 through December 31, 1998, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended
                                        -2-
including by Amendment No. 1 dated as of March 31, 1997, and Amendment No. 2 dated as of May 15, 1998, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.
          2. At the close of business on September 30, 1998, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

          Company                                   Amount
          -------                                   ------

          JCP&L                                  $25,000,000
          Met-Ed                                           0
          Penelec                                          0

          3. During the period October 1, 1998 through December 31, 1998, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before December 31, 1998) unsecured short-term promissory notes as commercial paper as follows:

JCP&L
-----

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

10/23/98                   10/26/98                     6,600,000
10/26/98                   10/28/98                     9,200,000
11/03/98                   11/10/98                    15,300,000
12/04/98                   12/10/98                    20,000,000
12/09/98                   12/16/98                    11,800,000
12/10/98                   12/17/98                    17,300,000
12/11/98                   12/14/98                     6,900,000
12/14/98                   12/18/98                    18,300,000
12/16/98                   12/23/98                    13,100,000
12/17/98                   12/24/98                    15,700,000
12/18/98                   12/30/98                    29,600,000
12/21/98                   12/23/98                     6,900,000
12/28/98                   01/04/99                    30,000,000
12/28/98                   01/04/99                     6,600,000
12/29/98                   01/11/99                    10,700,000
12/31/98                   01/06/99                    21,800,000

Met-Ed
------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

11/10/98                   11/12/98                     5,800,000
11/12/98                   11/13/98                    17,700,000
11/20/98                   11/23/98                    11,500,000
11/23/98                   11/24/98                     7,300,000
12/03/98                   12/04/98                     9,200,000
12/04/98                   12/07/98                     4,400,000
12/04/98                   12/11/98                    10,000,000
12/07/98                   12/08/98                     4,900,000
12/08/98                   12/14/98                    15,800,000
12/09/98                   12/10/98                     7,000,000
12/09/98                   12/11/98                    13,000,000
12/11/98                   12/14/98                     6,500,000
12/14/98                   12/18/98                    21,800,000
12/15/98                   12/29/98                    14,600,000
12/16/98                   12/23/98                     9,200,000
12/17/98                   12/21/98                    10,100,000
12/18/98                   12/21/98                     1,000,000
12/21/98                   12/24/98                    14,600,000
12/22/98                   12/28/98                    11,200,000
12/28/98                   01/04/99                    24,900,000
12/29/98                   01/12/99                     3,700,000
12/31/98                   01/08/99                    34,600,000


Penelec
-------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

11/02/98                   11/09/98                     6,100,000
11/12/98                   11/13/98                    12,900,000
11/20/98                   11/23/98                    11,400,000
11/30/98                   12/07/98                    17,400,000
12/03/98                   12/04/98                     9,500,000
12/04/98                   12/10/98                    10,600,000
12/07/98                   12/11/98                    18,200,000
12/07/98                   12/14/98                    18,100,000
12/08/98                   12/09/98                     8,500,000
12/09/98                   12/10/98                     5,000,000
12/09/98                   12/16/98                     8,900,000
12/11/98                   12/14/98                     4,700,000
12/14/98                   12/15/98                    10,000,000
12/14/98                   12/18/98                     9,700,000
12/15/98                   12/18/98                     5,500,000
12/16/98                   12/23/98                    20,200,000
12/17/98                   12/21/98                    19,400,000
12/18/98                   12/29/98                    23,300,000
12/21/98                   12/24/98                    16,600,000
12/22/98                   12/28/98                    11,800,000
12/28/98                   01/04/99                    10,900,000
12/29/98                   01/12/99                    32,000,000
12/31/98                   01/08/99                    11,300,000

      To summarize the above transactions, at December 31, 1998, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

            Company                                 Amount
            -------                                 ------

            JCP&L                               $ 69,100,000
            Met-Ed                                63,200,000
            Penelec                               54,200,000

      4. At the close of business on September 30, 1998, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                 $ 70,100,000
            JCP&L                                 47,500,000
            Met-Ed                                76,200,000
            Penelec                               79,600,000

     During the period October 1,1998 through December 31,1998, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:

GPU
---

Issue
Date          Bank                                    Amount          Maturity
----          ----                                    ------          --------

10/01/98       Chase Manhattan Bank                   8,000,000      10/08/98
10/01/98       Sumitomo Bank                         10,500,000      10/08/98
10/02/98       Sumitomo Bank                         14,500,000      10/07/98
10/02/98       Summit Bank                            2,200,000      10/05/98
10/05/98       Summit Bank                            2,200,000      10/14/98
10/06/98       Bank of New York                       3,100,000      10/07/98
10/06/98       First Union National Bank             12,000,000      10/14/98
10/07/98       Bank of New York                      17,600,000      10/08/98
10/08/98       PNC Bank                              20,800,000      10/15/98
10/08/98       Sumitomo Bank                         15,400,000      10/09/98
10/09/98       First Union National Bank             15,400,000      10/16/98
10/13/98       Banca Popolare di Milano              14,900,000      10/20/98

GPU cont'd
----------

Issue
Date           Bank                                    Amount        Maturity
----           ----                                    ------        --------

10/13/98       Bank of New York                       4,900,000      10/20/98
10/14/98       Credit Agricole                       20,000,000      10/19/98
10/14/98       First Union National Bank             26,000,000      10/21/98
10/14/98       First Union National Bank             14,600,000      10/21/98
10/14/98       PNC Bank                              18,500,000      10/22/98
10/15/98       Sumitomo Bank                         20,800,000      10/29/98
10/16/98       First Union National Bank             15,400,000      10/19/98
10/16/98       Merchants Natl Bank of Bangor            100,000      10/19/98
10/19/98       Bank of New York                       2,500,000      10/20/98
10/19/98       Chase Manhattan Bank                   8,000,000      10/20/98
10/19/98       First Union National Bank             15,400,000      10/23/98
10/19/98       Summit Bank                            9,600,000      10/26/98
10/20/98       Banca Popolare di Milano              14,900,000      11/03/98
10/20/98       Chase Manhattan Bank                   8,000,000      11/04/98
10/20/98       PNC Bank                               7,400,000      10/27/98
10/21/98       Bank of New York                       2,700,000      10/22/98
10/21/98       Chase Manhattan Bank                  12,000,000      10/23/98
10/21/98       First Union National Bank             16,000,000      10/27/98
10/21/98       First Union National Bank             10,000,000      10/28/98
10/22/98       PNC Bank                              18,500,000      10/26/98
10/22/98       Sumitomo Bank                          2,700,000      10/23/98
10/23/98       Chase Manhattan Bank                  12,000,000      10/30/98
10/23/98       First Union National Bank             15,900,000      10/28/98
10/23/98       Summit Bank                            2,200,000      10/30/98
10/26/98       PNC Bank                              10,300,000      11/02/98
10/26/98       Summit Bank                           17,800,000      11/02/98
10/27/98       First Union National Bank             16,000,000      11/10/98
10/27/98       PNC Bank                               3,400,000      11/03/98
10/27/98       PNC Bank                               4,100,000      10/28/98
10/28/98       First Union National Bank             10,000,000      11/04/98
10/28/98       First Union National Bank             20,000,000      11/12/98
10/29/98       Banca Popolare di Milano              12,700,000      11/05/98
10/29/98       PNC Bank                               6,400,000      11/05/98
10/29/98       Sumitomo Bank                          1,700,000      11/05/98
10/30/98       Chase Manhattan Bank                  12,000,000      11/06/98
10/30/98       Summit Bank                            2,200,000      11/06/98
11/02/98       Bank of New York                      10,500,000      11/09/98
11/02/98       Summit Bank                           17,800,000      11/09/98
11/03/98       PNC Bank                              18,300,000      11/17/98
11/04/98       Chase Manhattan Bank                   8,000,000      11/18/98
11/04/98       PNC Bank                              10,200,000      11/06/98
11/05/98       Banca Popolare di Milano              15,100,000      11/13/98
11/05/98       PNC Bank                               5,600,000      11/13/98
11/06/98       Chase Manhattan Bank                  12,000,000      11/20/98
11/06/98       PNC Bank                              10,200,000      11/13/98
11/06/98       Summit Bank                            2,200,000      11/20/98
11/09/98       PNC Bank                               8,100,000      11/16/98
11/09/98       Sumitomo Bank                         20,200,000      11/16/98
11/10/98       Bank of New York                       4,900,000      11/12/98
11/10/98       PNC Bank                              11,200,000      11/18/98
11/12/98       Credit Agricole                       11,700,000      11/19/98
11/12/98       PNC Bank                              13,200,000      11/13/98
11/13/98       Banca Popolare di Milano              15,100,000      11/25/98

GPU cont'd
----------

Issue
Date            Bank                                   Amount         Maturity
----            ----                                   ------         --------

11/13/98       First Union National Bank             18,100,000      12/04/98
11/13/98       PNC Bank                               6,100,000      11/19/98
11/13/98       Sumitomo Bank                          4,800,000      11/20/98
11/16/98       First Union National Bank              7,900,000      11/20/98
11/16/98       Sumitomo Bank                          3,900,000      11/17/98
11/16/98       Sumitomo Bank                         10,500,000      11/23/98
11/16/98       Summit Bank                            6,100,000      11/23/98
11/17/98       Banca Popolare di Milano               1,000,000      11/24/98
11/17/98       Credit Agricole                        8,300,000      11/24/98
11/17/98       PNC Bank                              12,900,000      11/23/98
11/18/98       Chase Manhattan Bank                   8,000,000      11/25/98
11/18/98       PNC Bank                              11,800,000      11/25/98
11/19/98       PNC Bank                              13,700,000      11/25/98
11/19/98       PNC Bank                               4,100,000      11/25/98
11/20/98       PNC Bank                              11,600,000      11/25/98
11/20/98       Sumitomo Bank                          4,800,000      11/25/98
11/20/98       Summit Bank                            2,200,000      11/25/98
11/23/98       Bank of New York                       8,900,000      11/24/98
11/23/98       PNC Bank                               9,300,000      11/25/98
11/23/98       Sumitomo Bank                         20,200,000      11/30/98
11/24/98       Chase Manhattan Bank                  12,000,000      12/08/98
11/24/98       Credit Agricole                        6,200,000      12/08/98
11/25/98       Banca Popolare di Milano               7,600,000      12/02/98
11/30/98       PNC Bank                               4,600,000      12/07/98
11/30/98       Union Bank of Switzerland             14,400,000      12/07/98
12/02/98       Sumitomo Bank                          5,600,000      12/03/98
12/03/98       Banca Popolare di Milano               8,200,000      12/09/98
12/04/98       Banca Popolare di Milano               7,500,000      12/10/98
12/04/98       Bank of New York                       1,000,000      12/07/98
12/04/98       Sumitomo Bank                          1,300,000      12/10/98
12/04/98       Summit Bank                            8,300,000      12/10/98
12/07/98       PNC Bank                              20,100,000      12/11/98
12/08/98       Credit Agricole                       18,200,000      12/14/98
12/09/98       Banca Popolare di Milano               1,000,000      12/10/98
12/09/98       Chase Manhattan Bank                   7,300,000      12/16/98
12/10/98       Banca Popolare di Milano              19,600,000      12/17/98
12/11/98       Chase Manhattan Bank                  15,000,000      12/22/98
12/11/98       PNC Bank                               6,700,000      12/14/98
12/14/98       Sumitomo Bank                          4,900,000      12/16/98
12/14/98       Summit Bank                           20,000,000      12/21/98
12/16/98       Banca Popolare di Milano              10,400,000      12/23/98
12/16/98       Sumitomo Bank                          1,000,000      12/23/98
12/17/98       Banca Popolare di Milano              18,600,000      12/24/98
12/17/98       Sumitomo Bank                          1,400,000      12/18/98
12/18/98       Sumitomo Bank                          1,100,000      12/21/98
12/21/98       Chase Manhattan Bank                  20,000,000      12/28/98
12/21/98       Summit Bank                            1,500,000      12/28/98
12/22/98       Sumitomo Bank                         15,000,000      12/29/98
12/23/98       PNC Bank                              11,100,000      01/07/99
12/24/98       Banca Popolare di Milano               4,200,000      12/28/98
12/24/98       Bank of Pennsylvania                   2,800,000      01/05/99
12/24/98       Sumitomo Bank                         10,000,000      12/28/98
12/24/98       Summit Bank                            1,400,000      01/05/99

GPU cont'd
----------

Issue
Date           Bank                                    Amount        Maturity
----           ----                                    ------        --------

12/28/98       Chase Manhattan Bank                   2,900,000      01/04/99
12/28/98       First Union National Bank             30,000,000      01/04/99
12/29/98       Chase Manhattan Bank                  15,000,000      01/08/99
12/30/98       First Union National Bank              2,400,000      01/12/99
12/30/98       PNC Bank                               3,500,000      01/12/99

JCP&L
-----

Issue
Date           Bank                                     Amount         Maturity
----           ----                                     ------         --------

10/01/98       Morgan Guaranty Trust Co.             12,100,000      10/08/98
10/02/98       Chase Manhattan Bank                  19,800,000      10/08/98
10/02/98       Summit Bank                           17,800,000      10/09/98
10/05/98       First Union National Bank             10,100,000      10/06/98
10/05/98       First Union National Bank             14,000,000      10/14/98
10/06/98       Bank of New York                         600,000      10/07/98
10/07/98       Sumitomo Bank                          2,000,000      10/08/98
10/08/98       Chase Manhattan Bank                   8,000,000      10/16/98
10/08/98       Morgan Guaranty Trust Co.             18,200,000      10/13/98
10/09/98       Fuji Bank                              6,400,000      10/13/98
10/09/98       Summit Bank                           17,800,000      10/16/98
10/13/98       Mellon Bank                           20,000,000      10/20/98
10/14/98       Summit Bank                              200,000      10/21/98
10/15/98       Citibank                              12,200,000      10/22/98
10/16/98       PNC Bank                              16,100,000      10/19/98
10/19/98       Summit Bank                            8,200,000      10/26/98
10/20/98       Credit Agricole                       20,000,000      10/27/98
10/20/98       PNC Bank                               3,700,000      10/23/98
10/22/98       PNC Bank                               6,600,000      10/23/98
10/27/98       Chase Manhattan Bank                   5,300,000      11/03/98
10/27/98       Credit Agricole                        6,800,000      11/03/98
10/28/98       Mellon Bank                            4,000,000      10/29/98
10/30/98       Sumitomo Bank                         23,200,000      11/06/98
11/02/98       Bank of New York                       5,300,000      11/09/98
11/02/98       PNC Bank                              10,300,000      11/09/98
11/02/98       PNC Bank                               1,000,000      11/09/98
11/04/98       First Union National Bank              1,900,000      11/05/98
11/06/98       Mellon Bank                           14,700,000      11/13/98
11/09/98       Bank of New York                       7,600,000      11/10/98
11/09/98       Summit Bank                            7,800,000      11/16/98
11/10/98       Bank of New York                       3,700,000      11/12/98
11/13/98       PNC Bank                              14,600,000      11/16/98
11/16/98       Summit Bank                           11,700,000      11/17/98
11/17/98       Chase Manhattan Bank                   2,500,000      11/18/98
11/18/98       PNC Bank                               3,300,000      11/19/98
11/20/98       Bank of New York                       1,700,000      11/23/98
11/20/98       PNC Bank                               9,300,000      11/23/98
11/23/98       PNC Bank                              11,800,000      11/24/98
11/25/98       Bank of Pennsylvania                  15,000,000      12/03/98
11/25/98       Chase Manhattan Bank                  25,000,000      12/04/98
11/25/98       Chase Manhattan Bank                  25,000,000      12/09/98
11/25/98       PNC Bank                              21,200,000      12/07/98

JCP&L cont'd
------------

Issue
Date            Bank                                  Amount         Maturity
----            ----                                  ------         --------

12/02/98       Sumitomo Bank                          2,500,000      12/03/98
12/03/98       Sumitomo Bank                         18,900,000      12/08/98
12/07/98       PNC Bank                              24,300,000      12/11/98
12/08/98       Chase Manhattan Bank                  12,000,000      12/14/98
12/08/98       Credit Agricole                        1,800,000      12/14/98
12/08/98       Sumitomo Bank                          6,500,000      12/14/98
12/11/98       Chase Manhattan Bank                  12,000,000      12/22/98
12/14/98       First Union National Bank              1,000,000      12/15/98
12/15/98       Credit Agricole                       20,000,000      12/29/98
12/15/98       Mellon Bank                           17,200,000      12/28/98
12/22/98       Summit Bank                            1,400,000      12/23/98
12/23/98       Banca Popolare di Milano               2,900,000      12/24/98
12/23/98       PNC Bank                              14,700,000      01/07/99
12/24/98       Banca Popolare di Milano              12,800,000      12/28/98
12/28/98       Chase Manhattan Bank                  10,000,000      01/04/99
12/29/98       Chase Manhattan Bank                   5,000,000      01/08/99
12/30/98       First Union National Bank             23,600,000      01/12/99

Met-Ed
------

Issue
Date            Bank                                   Amount        Maturity
----            ----                                   ------        --------

10/02/98       Chase Manhattan Bank                  26,700,000      10/08/98
10/06/98       First Union National Bank             14,600,000      10/14/98
10/07/98       Bank of New York                       8,100,000      10/08/98
10/08/98       Bank of New York                      22,000,000      10/09/98
10/08/98       Sumitomo Bank                          9,600,000      10/09/98
10/09/98       Fuji Bank                              6,300,000      10/13/98
10/09/98       Sumitomo Bank                         25,000,000      10/15/98
10/13/98       Chase Manhattan Bank                  30,800,000      10/20/98
10/14/98       PNC Bank                              11,000,000      10/15/98
10/15/98       Banca Popolare di Milano              12,700,000      10/29/98
10/20/98       Bank of New York                      17,700,000      10/21/98
10/20/98       PNC Bank                              14,700,000      10/27/98
10/21/98       PNC Bank                              15,700,000      10/22/98
10/22/98       PNC Bank                              13,900,000      10/23/98
10/23/98       PNC Bank                              13,400,000      10/26/98
10/26/98       PNC Bank                              15,200,000      10/28/98
10/27/98       Credit Agricole                       13,200,000      11/03/98
10/28/98       First Union National Bank             10,000,000      11/04/98
10/28/98       Mellon Bank                            3,500,000      10/29/98
10/29/98       Sumitomo Bank                         18,000,000      10/30/98
10/30/98       Mellon Bank                           19,200,000      11/06/98
11/02/98       Bank of New York                      16,100,000      11/09/98
11/03/98       Credit Agricole                        8,300,000      11/17/98
11/03/98       PNC Bank                               3,400,000      11/10/98
11/04/98       First Union National Bank              4,000,000      11/10/98
11/04/98       PNC Bank                               7,800,000      11/10/98
11/06/98       Mellon Bank                            5,300,000      11/13/98
11/06/98       PNC Bank                               4,600,000      11/13/98
11/06/98       Sumitomo Bank                          3,000,000      11/13/98
11/09/98       Bank of New York                       5,800,000      11/10/98

Met-Ed cont'd
-------------

Issue
Date           Bank                                     Amount        Maturity
----           ----                                     ------        --------

11/09/98       First Union National Bank              7,900,000      11/16/98
11/09/98       PNC Bank                               2,200,000      11/16/98
11/10/98       Credit Agricole                       11,700,000      11/12/98
11/13/98       First Union National Bank             10,700,000      11/16/98
11/17/98       Banca Popolare di Milano              13,900,000      12/02/98
11/17/98       Summit Bank                           11,700,000      12/08/98
11/18/98       PNC Bank                               3,900,000      11/19/98
11/19/98       Mellon Bank                            5,900,000      11/20/98
11/24/98       Banca Popolare di Milano               1,000,000      11/30/98
11/24/98       PNC Bank                               3,700,000      11/25/98
11/25/98       Banca Popolare di Milano               7,500,000      12/04/98
11/25/98       PNC Bank                              22,800,000      12/09/98
11/25/98       Summit Bank                            2,200,000      12/04/98
11/30/98       PNC Bank                               2,000,000      12/07/98
12/01/98       Sumitomo Bank                          2,600,000      12/02/98
12/02/98       Sumitomo Bank                         11,600,000      12/03/98
12/03/98       Banca Popolare di Milano              14,300,000      12/10/98
12/03/98       Sumitomo Bank                          1,300,000      12/04/98
12/10/98       Banca Popolare di Milano              10,400,000      12/16/98
12/10/98       PNC Bank                              10,000,000      12/17/98
12/11/98       Chase Manhattan Bank                  13,000,000      12/22/98
12/23/98       PNC Bank                               4,200,000      01/07/99
12/24/98       Banca Poplare di Milano               12,800,000      12/28/98
12/29/98       Bank of Pennsylvania                  12,200,000      01/12/99

Penelec
-------

Issue
Date           Bank                                     Amount        Maturity
----           ----                                     ------        --------

10/01/98       Morgan Guaranty Trust Co.              9,400,000      10/08/98
10/02/98       Mellon Bank                           11,100,000      10/09/98
10/05/98       Bank of New York                       4,500,000      10/06/98
10/05/98       Credit Agricole                       20,000,000      10/14/98
10/06/98       Banca Popolare di Milano              15,100,000      10/07/98
10/06/98       Bank of New York                       8,800,000      10/07/98
10/07/98       Banca Popolare di Milano              15,100,000      10/15/98
10/07/98       Sumitomo Bank                         12,000,000      10/08/98
10/08/98       Fuji Bank                              7,700,000      10/09/98
10/08/98       Morgan Guaranty Trust Co.             10,000,000      10/15/98
10/09/98       Mellon Bank                           20,000,000      10/13/98
10/13/98       Bank of New York                       1,100,000      10/20/98
10/13/98       Morgan Guaranty Trust Co.             25,000,000      10/20/98
10/14/98       Chase Manhattan Bank                  12,000,000      10/21/98
10/14/98       PNC Bank                               1,500,000      10/19/98
10/14/98       Summit Bank                            2,000,000      10/21/98
10/15/98       Banca Popolare di Milano               2,400,000      11/05/98
10/15/98       Chase Manhattan Bank                  19,200,000      10/29/98
10/15/98       Citibank                               2,800,000      10/22/98
10/15/98       PNC Bank                               3,800,000      10/16/98
10/15/98       Sumitomo Bank                          4,200,000      10/22/98
10/16/98       Merchants Natl Bank of Bangor            600,000      10/19/98

Penelec cont'd
--------------

Issue
Date           Bank                                    Amount        Maturity
----           ----                                    ------        --------

10/20/98       Bank of New York                      10,000,000      10/21/98
10/20/98       PNC Bank                               9,400,000      10/27/98
10/21/98       Bank of New York                       5,000,000      10/22/98
10/21/98       First Union National Bank             14,600,000      10/23/98
10/21/98       PNC Bank                               5,600,000      10/22/98
10/22/98       Chase Manhattan Bank                  17,800,000      10/26/98
10/23/98       First Union National Bank             12,600,000      10/27/98
10/26/98       PNC Bank                               2,300,000      10/28/98
10/26/98       PNC Bank                               8,200,000      10/28/98
10/26/98       Sumitomo Bank                          4,200,000      10/28/98
10/27/98       PNC Bank                              28,100,000      11/03/98
10/28/98       Chase Manhattan Bank                   4,200,000      11/04/98
10/28/98       PNC Bank                               8,200,000      11/04/98
10/29/98       PNC Bank                              17,600,000      11/05/98
10/30/98       Bank of Pennsylvania                   6,000,000      11/06/98
11/03/98       Banca Popolare di Milano              14,900,000      11/17/98
11/03/98       Credit Agricole                       11,700,000      11/10/98
11/04/98       First Union National Bank              7,900,000      11/09/98
11/05/98       First Union National Bank              2,100,000      11/12/98
11/05/98       PNC Bank                              13,800,000      11/12/98
11/05/98       Sumitomo Bank                          1,800,000      11/12/98
11/06/98       Sumitomo Bank                          3,300,000      11/09/98
11/09/98       Bank of New York                       9,600,000      11/10/98
11/09/98       Summit Bank                           10,000,000      11/16/98
11/10/98       Bank of New York                       1,100,000      11/12/98
11/10/98       First Union National Bank             16,000,000      11/13/98
11/12/98       First Union National Bank              2,100,000      11/13/98
11/13/98       Mellon Bank                           20,000,000      11/16/98
11/13/98       PNC Bank                               9,100,000      11/18/98
11/13/98       PNC Bank                               4,100,000      11/18/98
11/16/98       PNC Bank                              15,900,000      11/20/98
11/16/98       Sumitomo Bank                          9,700,000      11/23/98
11/17/98       Chase Manhattan Bank                  13,900,000      11/19/98
11/18/98       PNC Bank                              11,600,000      11/24/98
11/19/98       Credit Agricole                       11,700,000      11/24/98
11/23/98       Mellon Bank                           14,500,000      11/30/98
11/23/98       Summit Bank                            6,100,000      12/04/98
11/24/98       Credit Agricole                       13,700,000      12/08/98
11/24/98       First Union National Bank              7,900,000      12/08/98
11/25/98       Chase Manhattan Bank                   8,000,000      12/09/98
11/25/98       PNC Bank                              24,200,000      12/07/98
11/25/98       Sumitomo Bank                          4,800,000      12/09/98
12/07/98       PNC Bank                               5,600,000      12/10/98
12/08/98       Sumitomo Bank                         12,400,000      12/16/98
12/10/98       PNC Bank                              14,200,000      12/17/98
12/10/98       Sumitomo Bank                          6,100,000      12/17/98
12/11/98       Chase Manhattan Bank                  10,000,000      12/22/98
12/15/98       Merchants Natl Bank of Bangor            900,000      12/29/98
12/23/98       Citibank                              14,800,000      01/07/99
12/24/98       Summit Bank                           17,100,000      01/05/99

           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

      During the period of October 1, 1998 through December 31, 1998, the Companies repaid unsecured promissory notes issued to banks, as follows:

GPU
---

Date        Bank                                        Amount
----        ----                                        ------
10/01/98    Bank of Pennsylvania                       10,500,000
10/01/98    Chase Manhattan Bank                        8,000,000
10/02/98    Credit Agricole                            16,700,000
10/05/98    Summit Bank                                 2,200,000
10/06/98    Banca Popolare di Milano                   15,100,000
10/07/98    Bank of New York                            3,100,000
10/07/98    Sumitomo Bank                              14,500,000
10/08/98    Bank of New York                           17,600,000
10/08/98    Chase Manhattan Bank                        8,000,000
10/08/98    Sumitomo Bank                              10,500,000
10/09/98    Sumitomo Bank                              15,400,000
10/13/98    PNC Bank                                    4,900,000
10/13/98    PNC Bank                                   14,900,000
10/14/98    First Union National Bank                  12,000,000
10/14/98    Summit Bank                                 2,200,000
10/15/98    PNC Bank                                   20,800,000
10/16/98    First Union National Bank                  15,400,000
10/19/98    Credit Agricole                            20,000,000
10/19/98    First Union National Bank                  15,400,000
10/19/98    Merchants Natl Bank of Bangor                 100,000
10/20/98    Banca Popolare di Milano                   14,900,000
10/20/98    Bank of New York                            4,900,000
10/20/98    Bank of New York                            2,500,000
10/20/98    Chase Manhattan Bank                        8,000,000
10/21/98    First Union National Bank                  26,000,000
10/21/98    First Union National Bank                  14,600,000
10/22/98    Bank of New York                            2,700,000
10/22/98    PNC Bank                                   18,500,000
10/23/98    Chase Manhattan Bank                       12,000,000
10/23/98    First Union National Bank                  15,400,000
10/23/98    Sumitomo Bank                               2,700,000
10/26/98    PNC Bank                                   18,500,000
10/26/98    Summit Bank                                 9,600,000
10/27/98    First Union National Bank                  16,000,000
10/27/98    PNC Bank                                    7,400,000
10/28/98    First Union National Bank                  15,900,000
10/28/98    First Union National Bank                  10,000,000
10/28/98    PNC Bank                                    4,100,000
10/29/98    Sumitomo Bank                              20,800,000
10/30/98    Chase Manhattan Bank                       12,000,000
10/30/98    Summit Bank                                 2,200,000
11/02/98    PNC Bank                                   10,300,000
11/02/98    Summit Bank                                17,800,000
11/03/98    Banca Popolare di Milano                   14,900,000
11/03/98    PNC Bank                                    3,400,000
11/04/98    Chase Manhattan Bank                        8,000,000
11/04/98    First Union National Bank                  10,000,000
11/05/98    Banca Popolare di Milano                   12,700,000
11/05/98    PNC Bank                                    6,400,000
11/05/98    Sumitomo Bank                               1,700,000
11/06/98    Chase Manhattan Bank                       12,000,000
11/06/98    PNC Bank                                   10,200,000
11/06/98    Summit Bank                                 2,200,000
11/09/98    Bank of New York                           10,500,000

GPU continued-
--------------

Date         Bank                                        Amount
----         ----                                        ------

11/09/98    Summit Bank                                17,800,000
11/10/98    First Union National Bank                  16,000,000
11/12/98    Bank of New York                            4,900,000
11/12/98    First Union National Bank                  20,000,000
11/13/98    Banca Popolare di Milano                   15,100,000
11/13/98    PNC Bank                                   13,200,000
11/13/98    PNC Bank                                   10,200,000
11/13/98    PNC Bank                                    5,600,000
11/16/98    PNC Bank                                    8,100,000
11/16/98    Sumitomo Bank                              20,200,000
11/17/98    PNC Bank                                   18,300,000
11/17/98    Sumitomo Bank                               3,900,000
11/18/98    Chase Manhattan Bank                        8,000,000
11/18/98    PNC Bank                                   11,200,000
11/19/98    Credit Agricole                            11,700,000
11/19/98    PNC Bank                                    6,100,000
11/20/98    Chase Manhattan Bank                       12,000,000
11/20/98    First Union National Bank                   7,900,000
11/20/98    Sumitomo Bank                               4,800,000
11/20/98    Summit Bank                                 2,200,000
11/23/98    PNC Bank                                   12,900,000
11/23/98    Sumitomo Bank                              10,500,000
11/23/98    Summit Bank                                 6,100,000
11/24/98    Banca Popolare di Milano                    1,000,000
11/24/98    Bank of New York                            8,900,000
11/24/98    Credit Agricole                             8,300,000
11/25/98    Banca Popolare di Milano                   15,100,000
11/25/98    Chase Manhattan Bank                        8,000,000
11/25/98    PNC Bank                                    9,300,000
11/25/98    PNC Bank                                   11,600,000
11/25/98    PNC Bank                                   13,700,000
11/25/98    PNC Bank                                   11,800,000
11/25/98    PNC Bank                                    4,100,000
11/25/98    Sumitomo Bank                               4,800,000
11/25/98    Summit Bank                                 2,200,000
11/30/98    Sumitomo Bank                              20,200,000
12/02/98    Banca Popolare di Milano                    7,600,000
12/03/98    Sumitomo Bank                               5,600,000
12/04/98    First Union National Bank                  18,100,000
12/07/98    Bank of New York                            1,000,000
12/07/98    PNC Bank                                    4,600,000
12/07/98    Union Bank of Switzerland                  14,400,000
12/08/98    Chase Manhattan Bank                       12,000,000
12/08/98    Credit Agricole                             6,200,000
12/09/98    Banca Popolare di Milano                    8,200,000
12/10/98    Banca Popolare di Milano                    7,500,000
12/10/98    Banca Popolare di Milano                    1,000,000
12/10/98    Sumitomo Bank                               1,300,000
12/10/98    Summit Bank                                 8,300,000
12/11/98    PNC Bank                                   20,100,000
12/14/98    Credit Agricole                            18,200,000
12/14/98    PNC Bank                                    6,700,000
12/16/98    Chase Manhattan Bank                        7,300,000

GPU continued-
--------------

Date         Bank                                          Amount
----         ----                                          ------

12/16/98    Sumitomo Bank                               4,900,000
12/17/98    Banca Popolare di Milano                   19,600,000
12/18/98    Sumitomo Bank                               1,400,000
12/21/98    Sumitomo Bank                               1,100,000
12/21/98    Summit Bank                                20,000,000
12/22/98    Chase Manhattan Bank                       15,000,000
12/23/98    Banca Popolare di Milano                   10,400,000
12/23/98    Sumitomo Bank                               1,000,000
12/24/98    Banca Popolare di Milano                   18,600,000
12/28/98    Banca Popolare di Milano                    4,200,000
12/28/98    Chase Manhattan Bank                       20,000,000
12/28/98    Sumitomo Bank                              10,000,000
12/28/98    Summit Bank                                 1,500,000
12/29/98    Sumitomo Bank                              15,000,000


JCP&L
-----

 Date      Bank                                          Amount
 ----      ----                                          ------

10/01/98    Chase Manhattan Bank                        5,900,000
10/05/98    First Union National Bank                  26,000,000
10/06/98    First Union National Bank                  10,100,000
10/07/98    Bank of New York                              600,000
10/08/98    Chase Manhattan Bank                       19,800,000
10/08/98    Morgan Guaranty Trust Co.                  12,100,000
10/08/98    Sumitomo Bank                               2,000,000
10/09/98    Chase Manhattan Bank                       12,000,000
10/09/98    Summit Bank                                17,800,000
10/13/98    Fuji Bank                                   6,400,000
10/13/98    Morgan Guaranty Trust Co.                  18,200,000
10/13/98    PNC Bank                                    3,600,000
10/14/98    First Union National Bank                  14,000,000
10/16/98    Chase Manhattan Bank                        8,000,000
10/16/98    Summit Bank                                17,800,000
10/19/98    PNC Bank                                   16,100,000
10/20/98    Mellon Bank                                20,000,000
10/21/98    Summit Bank                                   200,000
10/22/98    Citibank                                   12,200,000
10/23/98    PNC Bank                                    6,600,000
10/23/98    PNC Bank                                    3,700,000
10/26/98    Summit Bank                                 8,200,000
10/27/98    Credit Agricole                            20,000,000
10/29/98    Mellon Bank                                 4,000,000
11/03/98    Chase Manhattan Bank                        5,300,000
11/03/98    Credit Agricole                             6,800,000
11/05/98    First Union National Bank                   1,900,000
11/06/98    Sumitomo Bank                              23,200,000
11/09/98    Bank of New York                            5,300,000
11/09/98    PNC Bank                                   10,300,000
11/09/98    PNC Bank                                    1,000,000
11/10/98    Bank of New York                            7,600,000
11/12/98    Bank of New York                            3,700,000

JCP&L continued
---------------

 Date        Bank                                          Amount
 ----        ----                                          ------

11/13/98    Mellon Bank                                14,700,000
11/16/98    PNC Bank                                   14,600,000
11/16/98    Summit Bank                                 7,800,000
11/17/98    Summit Bank                                11,700,000
11/18/98    Chase Manhattan Bank                        2,500,000
11/19/98    PNC Bank                                    3,300,000
11/23/98    Bank of New York                            1,700,000
11/23/98    PNC Bank                                    9,300,000
11/24/98    PNC Bank                                   11,800,000
12/03/98    Bank of Pennsylvania                       15,000,000
12/03/98    Sumitomo Bank                               2,500,000
12/04/98    Chase Manhattan Bank                       25,000,000
12/07/98    PNC Bank                                   21,200,000
12/08/98    Sumitomo Bank                              18,900,000
12/09/98    Chase Manhattan Bank                       25,000,000
12/11/98    PNC Bank                                   24,300,000
12/14/98    Chase Manhattan Bank                       12,000,000
12/14/98    Credit Agricole                             1,800,000
12/14/98    Sumitomo Bank                               6,500,000
12/15/98    First Union National Bank                   1,000,000
12/22/98    Chase Manhattan Bank                       12,000,000
12/23/98    Summit Bank                                 1,400,000
12/24/98    Banca Popolare di Milano                    2,900,000
12/28/98    Banca Popolare di Milano                   12,800,000
12/28/98    Mellon Bank                                17,200,000
12/29/98    Credit Agricole                            20,000,000

Met-Ed
------

 Date        Bank                                         Amount
 ----        ----                                         ------

10/02/98    Summit Bank                                20,000,000
10/06/98    PNC Bank                                   21,200,000
10/07/98    Morgan Guaranty Trust Co.                   5,000,000
10/07/98    PNC Bank                                    3,800,000
10/08/98    Bank of New York                            8,100,000
10/08/98    Chase Manhattan Bank                       26,700,000
10/09/98    Bank of New York                           22,000,000
10/09/98    Sumitomo Bank                               9,600,000
10/13/98    Fuji Bank                                   6,300,000
10/13/98    PNC Bank                                   26,200,000
10/14/98    First Union National Bank                  14,600,000
10/15/98    PNC Bank                                   11,000,000
10/15/98    Sumitomo Bank                              25,000,000
10/20/98    Chase Manhattan Bank                       30,800,000
10/21/98    Bank of New York                           17,700,000
10/22/98    PNC Bank                                   15,700,000
10/23/98    PNC Bank                                   13,900,000
10/26/98    PNC Bank                                   13,400,000
10/27/98    PNC Bank                                   14,700,000
10/28/98    PNC Bank                                   15,200,000
10/29/98    Banca Popolare di Milano                   12,700,000
10/29/98    Mellon Bank                                 3,500,000
10/30/98    Sumitomo Bank                              18,000,000

Met-Ed continued
----------------

 Date        Bank                                           Amount
 ----        ----                                           ------

11/03/98    Credit Agricole                            13,200,000
11/04/98    First Union National Bank                  10,000,000
11/06/98    Mellon Bank                                19,200,000
11/09/98    Bank of New York                           16,100,000
11/10/98    Bank of New York                            5,800,000
11/10/98    First Union National Bank                   4,000,000
11/10/98    PNC Bank                                    7,800,000
11/10/98    PNC Bank                                    3,400,000
11/12/98    Credit Agricole                            11,700,000
11/13/98    Mellon Bank                                 5,300,000
11/13/98    PNC Bank                                    4,600,000
11/13/98    Sumitomo Bank                               3,000,000
11/16/98    First Union National Bank                  10,700,000
11/16/98    First Union National Bank                   7,900,000
11/16/98    PNC Bank                                    2,200,000
11/17/98    Credit Agricole                             8,300,000
11/19/98    PNC Bank                                    3,900,000
11/20/98    Mellon Bank                                 5,900,000
11/25/98    PNC Bank                                    3,700,000
11/30/98    Banca Popolare di Milano                    1,000,000
12/02/98    Banca Popolare di Milano                   13,900,000
12/02/98    Sumitomo Bank                               2,600,000
12/03/98    Sumitomo Bank                              11,600,000
12/04/98    Banca Popolare di Milano                    7,500,000
12/04/98    Sumitomo Bank                               1,300,000
12/04/98    Summit Bank                                 2,200,000
12/07/98    PNC Bank                                    2,000,000
12/08/98    Summit Bank                                11,700,000
12/09/98    PNC Bank                                   22,800,000
12/10/98    Banca Popolare di Milano                   14,300,000
12/16/98    Banca Popolare di Milano                   10,400,000
12/17/98    PNC Bank                                   10,000,000
12/22/98    Chase Manhattan Bank                       13,000,000
12/28/98    Banca Popolare di Milano                   12,800,000

Penelec
-------

 Date       Bank                                         Amount
 ----       ----                                         ------

10/01/98    Chase Manhattan Bank                        7,900,000
10/05/98    First Union National Bank                  30,000,000
10/06/98    Bank of New York                            4,500,000
10/06/98    Morgan Guaranty Trust Co.                  21,800,000
10/07/98    Banca Popolare di Milano                   15,100,000
10/07/98    Bank of New York                            8,800,000
10/07/98    Morgan Guaranty Trust Co.                   5,000,000
10/08/98    Morgan Guaranty Trust Co.                   9,400,000
10/08/98    Sumitomo Bank                              12,000,000
10/09/98    Fuji Bank                                   7,700,000
10/09/98    Mellon Bank                                11,100,000
10/13/98    Banca Popolare di Milano                   14,900,000
10/13/98    Mellon Bank                                20,000,000
10/14/98    Credit Agricole                            20,000,000
10/15/98    Banca Popolare di Milano                   15,100,000

Penelec continued
-----------------

 Date       Bank                                         Amount
 ----       ----                                         ------

10/15/98    Morgan Guaranty Trust Co.                  10,000,000
10/16/98    PNC Bank                                    3,800,000
10/19/98    Merchants Natl Bank of Bangor                 600,000
10/19/98    PNC Bank                                    1,500,000
10/20/98    Bank of New York                            1,100,000
10/20/98    Morgan Guaranty Trust Co.                  25,000,000
10/21/98    Bank of New York                           10,000,000
10/21/98    Chase Manhattan Bank                       12,000,000
10/21/98    Summit Bank                                 2,000,000
10/22/98    Bank of New York                            5,000,000
10/22/98    Citibank                                    2,800,000
10/22/98    PNC Bank                                    5,600,000
10/22/98    Sumitomo Bank                               4,200,000
10/23/98    First Union National Bank                  14,600,000
10/26/98    Chase Manhattan Bank                       17,800,000
10/27/98    First Union National Bank                  12,600,000
10/27/98    PNC Bank                                    9,400,000
10/28/98    PNC Bank                                    2,300,000
10/28/98    PNC Bank                                    8,200,000
10/28/98    Sumitomo Bank                               4,200,000
10/29/98    Chase Manhattan Bank                       19,200,000
11/03/98    PNC Bank                                   28,100,000
11/04/98    Chase Manhattan Bank                        4,200,000
11/04/98    PNC Bank                                    8,200,000
11/05/98    Banca Popolare di Milano                    2,400,000
11/05/98    PNC Bank                                   17,600,000
11/06/98    Bank of Pennsylvania                        6,000,000
11/09/98    First Union National Bank                   7,900,000
11/09/98    Sumitomo Bank                               3,300,000
11/10/98    Bank of New York                            9,600,000
11/10/98    Credit Agricole                            11,700,000
11/12/98    Bank of New York                            1,100,000
11/12/98    First Union National Bank                   2,100,000
11/12/98    PNC Bank                                   13,800,000
11/12/98    Sumitomo Bank                               1,800,000
11/13/98    First Union National Bank                  16,000,000
11/13/98    First Union National Bank                   2,100,000
11/16/98    Mellon Bank                                20,000,000
11/16/98    Summit Bank                                10,000,000
11/17/98    Banca Popolare di Milano                   14,900,000
11/18/98    PNC Bank                                    9,100,000
11/18/98    PNC Bank                                    4,100,000
11/19/98    Chase Manhattan Bank                       13,900,000
11/20/98    PNC Bank                                   15,900,000
11/23/98    Sumitomo Bank                               9,700,000
11/24/98    Credit Agricole                            11,700,000
11/24/98    PNC Bank                                   11,600,000
11/30/98    Mellon Bank                                14,500,000
12/04/98    Summit Bank                                 6,100,000
12/07/98    PNC Bank                                   24,200,000
12/08/98    Credit Agricole                            13,700,000
12/08/98    First Union National Bank                   7,900,000
12/09/98    Chase Manhattan Bank                        8,000,000

Penelec continued
-----------------

 Date       Bank                                         Amount
 ----       ----                                         ------

12/09/98    Sumitomo Bank                               4,800,000
12/10/98    PNC Bank                                    5,600,000
12/16/98    Sumitomo Bank                              12,400,000
12/17/98    PNC Bank                                   14,200,000
12/17/98    Sumitomo Bank                               6,100,000
12/22/98    Chase Manhattan Bank                       10,000,000
12/29/98    Merchants Natl Bank of Bangor                 900,000


            To summarize the above transactions, at December 31, 1998 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



            GPU                                  $69,100,000
            JCP&L                                 53,300,000
            Met-Ed                                16,400,000
            Penelec                               31,900,000

                                    SIGNATURE
                                    ---------
           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                   GPU, INC.
                                   JERSEY CENTRAL POWER & LIGHT COMPANY
                                   METROPOLITAN EDISON COMPANY
                                   PENNSYLVANIA ELECTRIC COMPANY



                                   By: /s/ T. G. Howson
                                     -----------------------------
                                     T. G. Howson
                                     Vice President and Treasurer


Date: January 7, 1999